Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Oritani Financial Corp. and subsidiaries:

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Oritani Financial Corp. and subsidiaries, of our report dated September 13, 2016, with respect to the consolidated balance sheet of Oritani Financial Corp. and subsidiaries as of June 30, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2016, which report appears in the June 30, 2017 Annual Report on Form 10-K of Oritani Financial Corp. and subsidiaries.

/s/ KPMG LLP
Short Hills, New Jersey
 August 29, 2017